                                                                   EXHIBIT 10.19

                                                                  EXECUTION COPY



                                  CONFIDENTIAL





                            ASSET PURCHASE AGREEMENT




                                     BETWEEN



                              PGT INDUSTRIES, INC.

                                    AS BUYER

                                       AND

                        BINNINGS BUILDING PRODUCTS, INC.


                                    AS SELLER

                                   DATED AS OF




                                OCTOBER 24, 2002

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE 1 DEFINITIONS........................................................1
     1.1          Definitions................................................1

ARTICLE 2 SALE AND PURCHASE OF THE ASSETS....................................2
     2.1          Transferred Assets.........................................2
     2.2          Excluded Assets............................................3
     2.3          Assumption of Liabilities..................................5
     2.4          Excluded Liabilities.......................................5

ARTICLE 3 THE CLOSING; PURCHASE PRICE........................................6
     3.1          Place and Date.............................................6
     3.2          Purchase Price.............................................7
     3.3          Deposit....................................................7
     3.4          Allocation of Purchase Price...............................7
     3.5          Deliveries.................................................8
     3.6          Working Capital Adjustment.................................8
     3.7          Consents of Third Parties.................................10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER..........................11
     4.1          Organization, Standing, Etc. of Seller....................11
     4.2          Corporate Authorization...................................11
     4.3          Enforceability............................................11
     4.4          Governmental Authorizations and Consents..................11
     4.5          Financial Statements......................................12
     4.6          Absence of Certain Changes or Events......................
     4.7          Title to Transferred Assets...............................
     4.8          Transferred Intellectual Property.........................
     4.9          Assumed Contracts.........................................
     4.10         Licenses and Permits......................................14
     4.11         Environmental Compliance..................................
     4.12         Benefit Plans.............................................
     4.13         Brokers...................................................17
     4.14         Taxes.....................................................17
     4.15         No Other Representations and Warranties...................19

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER...........................19
     5.1          Organization and Standing of Buyer........................19
     5.2          Authorization.............................................19
     5.3          Enforceability............................................19
     5.4          Compliance with Other Instruments and Laws................19
     5.5          Governmental Authorizations and Consents..................19
     5.6          Access....................................................20
     5.7          Brokers...................................................20
     5.8          Buyer Awareness...........................................20

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ARTICLE 6 COVENANTS RELATING TO PERSONNEL ARRANGEMENTS......................20
     6.1          Transferee Employees......................................20
     6.3          Plans, Benefits and Policies..............................21

ARTICLE 7 COVENANTS OF SELLER...............................................21
     7.1          Conduct of Business.......................................21
     7.2          Access....................................................22

ARTICLE 8 COVENANTS OF BUYER................................................23
     8.1          Investigation.............................................23
     8.2          Assistance with Respect to Excluded Assets................23
     8.3          Post Closing Bankruptcy Related Assistance................

ARTICLE 9 COVENANTS OF BOTH PARTIES.........................................23
     9.1          Commercially Reasonable Efforts...........................23
     9.2          Governmental Filings......................................24
     9.3          Public Announcements......................................24
     9.4          Use of Business Names by Buyer............................24
     9.5          Consents; Cooperation.....................................25
     9.6          Communications with Customers and Suppliers...............25
     9.7          Liability for Transfer Taxes..............................25
     9.8          Books and Records.........................................26
     9.9          Tax Matters...............................................26
     9.10         Confidentiality...........................................27
     9.11         Transition Period Assistance..............................28

ARTICLE 10 BUYER PROTECTIONS:  OVERBIDDING PROCEDURES
                 AND BREAK-UP FEES..........................................28
     10.1         Bankruptcy Court Approvals................................28
     10.2         Bidding Procedures........................................29

ARTICLE 11 CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE......................32
     11.1         Accuracy of Representations and Warranties................32
     11.2         Performance...............................................32
     11.3         No Conflict...............................................32
     11.4         Certificate...............................................32
     11.6         Consents..................................................32
     11.7         Transfer Documents........................................33
     11.8         Transaction Documents.....................................33
     11.9         Further Instruments.......................................33
     11.10        [Transition Services Agreement]...........................

ARTICLE 12 CONDITIONS TO OBLIGATIONS OF Seller TO CLOSE.....................33
     12.1         Accuracy of Representations and Warranties................34
     12.2         Performance...............................................34

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     12.3         No Conflict...............................................34
     12.4         Certificate...............................................34
     12.5         Bankruptcy Court Approval.................................34
     12.6         Consents..................................................34
     12.7         Assumption Agreement......................................34
     12.8         Transaction Documents.....................................34
     12.9         Further Instruments.......................................34
     12.10        Payment...................................................35
     12.11        [Transition Services Agreement.]..........................

ARTICLE 13 TERMINATION......................................................35
     13.1         Right to Terminate Agreement..............................35

ARTICLE 14 MISCELLANEOUS....................................................36
     14.1         Expiration of Representations, Warranties and Covenants...36
     14.2         Disclaimer of Projections, Etc............................36

ARTICLE 15 AGREEMENT CONVENTIONS............................................37
     15.1         Further Assurances........................................37
     15.2         Notices...................................................37
     15.3         Assignment................................................39
     15.5         Consent to Jurisdiction...................................39
     15.6         Severability..............................................40
     15.7         Reliance on Counsel and Other Advisors....................40
     15.8         Exhibits and Schedules....................................40
     15.9         Rules of Construction.....................................40
     15.10        Counterparts..............................................41

                                    SCHEDULES

Schedule          Subject Matter
--------          --------------

2.1(c)            Owned and Leased Real Property

2.1(d)            Transferred Intellectual Property

2.2(c)            Collateral

2.2(g)            Excluded Litigation Rights

2.3(c)            Assumed Liabilities

2.4(j)            Other Excluded Liabilities

4.6               Subsequent Events

4.7               Title to Transferred Assets

4.9               Assumed Contracts

4.10              Licenses and Permits

4.11              Environmental Compliance

4.12(a)           Employees

4.12(b)           Benefit Plans

4.12(c)           Labor Relations

4.14              Tax Matters

4.16              Litigation

4.17              Accounts Receivable

4.20              Products Warranties

5.5               Government Authorizations and Consents Required By Buyer

7.1               Conduct of Business

                                    EXHIBITS

A.       Definitions

B.       Escrow Agreement

C.       Sample Working Capital calculation

D.       Bidding Procedures Motion

E.       Sale Motion

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of October ___, 2002, by and between PGT INDUSTRIES, INC., a Florida corporation ("BUYER"), on the one hand, and BINNINGS BUILDING PRODUCTS, INC., a Delaware corporation ("BBP" or "SELLER"), on the other hand.


                                    RECITALS

         WHEREAS, Seller, among others, filed a bankruptcy petition under Chapter 11 of the United States Bankruptcy Code ("BANKRUPTCY CODE") on December 18, 2000 (the "FILING DATE") in the United States Bankruptcy Court for the Northern District of Ohio ("BANKRUPTCY COURT") which case is being jointly administered as Case No.
00-43726 ("BANKRUPTCY CASE");

         WHEREAS, BBP is a wholly owned subsidiary of American Architectural Products Corporation ("AAPC");

         WHEREAS, BBP is engaged in the business of manufacturing, selling and installing aluminum and vinyl windows, doors and related products for residential, institutional and commercial markets;

         WHEREAS, BBP is known as the "BUSINESS";

         WHEREAS, Buyer wishes to purchase and acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer, the Transferred Assets (as defined in Section 2.1), and Seller wishes to assume and assign to Buyer and Buyer has agreed to assume the Assumed Liabilities (as defined in Section 2.3), with the approval of the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code, all for the Purchase Price (as defined in Section 3.2), and upon the terms and subject to the conditions herein set forth; and

         WHEREAS, the transactions contemplated by this Agreement involve a sale, other than in the ordinary course of business, of certain of Seller's assets and properties out of Seller's bankruptcy estate pursuant to Bankruptcy Code Sections 363 and 365.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties and covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         1.1 DEFINITIONS. The definitions set forth in Exhibit A are incorporated herein by reference.

                                   ARTICLE 2

                         SALE AND PURCHASE OF THE ASSETS

         2.1 TRANSFERRED ASSETS. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (other than Permitted Encumbrances and the Assumed Liabilities) and Buyer shall purchase and acquire from Seller, all right, title and interest in and to the properties, assets, contracts and rights of Seller used in the Business, other than the Excluded Assets (collectively, the "TRANSFERRED ASSETS"). The Transferred Assets include, without limitation, the following:

             (a) all of the Fixed Assets specific to the Business;

             (b) all of the Accounts Receivable, other than Inter-company Receivables, specific to the Business;

             (c) all rights and ownership interest of Seller in the owned and leased real property listed on SCHEDULE 2.1(C);

             (d) rights or ownership interest in the Transferred Intellectual Property, including but not limited to those items identified on SCHEDULE 2.1(D);

             (e) to the extent transferable, all of Seller's rights under the Assumed Contracts;

             (f) all inventories of raw materials, work in progress and finished goods, office and other supplies, including any consigned inventories, wherever located;

             (g) all of the prepaid expenses and security deposits that relate to any of the Assumed Contracts;

             (h) customer lists, files and all of the Books and Records of the Business;

             (i) to the extent their transfer is permitted by Applicable Law, all Consents and Permits specific to the Transferred Facilities, the Transferred Assets or the Business;

             (j) to the extent transferable, all rights under express or implied warranties from or rights against Seller's suppliers with respect to the Transferred Assets or the Assumed Contracts;

             (k) all rights to causes of action, lawsuits, claims and demands of any nature available to Seller that are specific to the Transferred Assets, the Assumed Liabilities or to the Business, other than (i) avoidance actions under the Bankruptcy Code and (ii) causes of action, lawsuits, claims and demands referred to in SCHEDULE 2.2(G);

             (l) to the extent transferable, all guarantees, warranties, indemnities, bonds, letters of credit and similar arrangements that run in favor of Seller in connection with the Transferred Assets;

             (m) the retentions and advances that relate to the Assumed
Contracts;

             (n) additional assets of the Business acquired in the ordinary course of business between the date hereof and the Closing Date;

             (o) business names of the Business;

             (p) telephone and facsimile numbers of the Business;

             (q) e-mail addresses and web sites of the Business;

             (r) to the extent transferable, software used in the Business;

             (s) all of Seller's rights and interests under all outstanding purchase orders entered into by Seller for the purchase of goods or services used in the Business;

             (t) all assets to the extent transferable and used in connection with the operation of the Business, all other or additional privileges, rights, interests, properties and assets of Seller of every kind and description and wherever located, that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted; and

             (u) all goodwill of the Business.

         2.2 EXCLUDED ASSETS. Notwithstanding anything contained in Section 2.1 hereof to the contrary, the Transferred Assets do not include, and Buyer shall not purchase or acquire any right, title or interest of Seller in or to any of the following (herein referred to collectively as the "EXCLUDED ASSETS"):

             (a) except to the extent expressly set forth in the Transaction Documents, the names and marks "American Architectural Products Corporation" and "AAPC" and any name or mark derived from or including the foregoing, including all corporate symbols or logos incorporating "American Architectural Products Corporation" or "AAPC" (the "EXCLUDED INTELLECTUAL PROPERTY");

             (b) any rights of Seller in intellectual property, intangible property rights, license agreements and software licenses not used in connection with the Business;

             (c) all collateral of Seller or its Affiliates set forth on
SCHEDULE 2.2(C) associated with any bonds, letters of credit and similar arrangements provided by Seller that run in favor of third parties;

             (d) Inter-company Receivables and payables arising between or among the Business and the balance of AAPC's business from the conduct of the Business prior to the

Closing Date (including without limitation any prepaid assets associated with AAPC's property, general liability and automobile insurance policies) including, but not limited to any Receivables or promissory note associated with the operation or sale of the Binnings Pan American Business;

             (e) any asset of the Binnings Pan American Business not otherwise transferred pursuant to Section 2.1;

             (f) all books and records relating to or used in the business of Seller and not specific to the Business, Seller's corporate franchise and stock record books, corporate seal, corporate record books containing minutes of meetings of directors and stockholders, tax returns and records;

             (g) all Policies maintained by Seller, and all rights of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds, under or with respect to such Policies provided however, that, if following the Closing, the Business incurs any liability for an insured event under such Policy, Buyer shall be entitled to receive the proceeds, if any, received by Seller;

             (h) all rights to causes of action, lawsuits, claims and demands listed on SCHEDULE 2.2(G) and any rights accruing under this Agreement;

             (i) all right, title and interest of Seller in and to and any claims for any refund, credit, rebate or abatement with respect to Taxes of the Business for any period or portion thereof prior to the Closing Date, but only to the extent such corresponding tax liability is not assumed by Buyer;

             (j) all assets relating to Benefit Plans;

             (k) all prepaid expenses and security deposits other than those transferred pursuant to Sections 2.1(g) and (m);

             (l) all claims against third parties for Losses suffered in connection with Excluded Assets and Excluded Liabilities;

             (m) all cash and cash equivalents and similar type investments specific to the Business, such as certificates of deposit, treasury bills and other marketable securities, except those transferred pursuant to Sections 2.1(g) and (m);

             (n) the services available to Seller that are not specific to the Business as conducted prior to the Closing Date (such as accounting, legal or administrative services);

             (o) except to the extent transferable or specific to the Transferred Assets, permits related to the conduct of the Business;

             (p) all contracts and leases rejected pursuant to Section 365 of the Bankruptcy Code by Seller prior to the Closing Date;

             (q) any properties, assets, contracts and rights of Seller not constituting a part of the Transferred Assets;

             (r) the assets and properties used in the Business which have been disposed of since the date of this Agreement, provided such disposition has been made in accordance with the terms hereof and in the ordinary course of business;

             (s) any shares of capital stock or debenture of Seller; and

             (t) any projections, descriptive brochures or other sales related documentation prepared in connection with the sale of the Transferred Assets.

For the avoidance of doubt, and in those instances where certain categories of Transferred Assets are expressly described as those being specific either to the Business or to any other assets otherwise transferred hereby, or as otherwise specified, the term "Excluded Assets" shall include properties, assets, contracts and rights related to the Business which are not used in the Business. Notwithstanding the foregoing, it is the intention of the parties that Buyer is buying and shall have the benefit of all assets of any kind currently used or which have been used to operate the Business.

         2.3 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor, perform and discharge when due only the Liabilities specifically set forth below:

             (a) Liabilities and obligations of Seller to be performed from and after the Closing Date under or relating to the Transferred Assets, Assumed Contracts or Transferred Facilities provided that such liability or obligation is not a cure of default otherwise required under Section 365 of the Bankruptcy Code;

             (b) all Liabilities and obligations relating to or arising out of the conduct of the Business on or after the Closing Date provided that such liability or obligation is not a cure of default otherwise required under
Section 365 of the Bankruptcy Code;

             (c) all Liabilities identified on SCHEDULE 2.3(C) and reflected on the Financial Statements but only to the extent incurred on or after the Filing Date; and

             (d) all Liabilities with respect to express and/or implied warranty claims for sales in the ordinary course of business made by Seller on or after the Filing Date, excluding liabilities for personal injury or to property other than the products manufactured and sold by Seller.

The Liabilities and obligations described in clauses (a) through (d) are collectively referred to as the "ASSUMED LIABILITIES."

         2.4 EXCLUDED LIABILITIES. Except as specifically set forth in Section
2.3 and elsewhere in this Agreement, Buyer shall not assume or in any way be responsible for, and Seller shall remain responsible for, any Liabilities, including but not limited to the following debts, claims, commitments, liabilities and obligations of Seller and the Business (the "EXCLUDED LIABILITIES"):

             (a) all Tax Liabilities, including penalties and interest, in respect of periods or portions of periods prior to the Closing Date;

             (b) all indebtedness for borrowed money;

             (c) all Liabilities of any kind or nature arising directly out of the Excluded Assets;

             (d) all Liabilities with respect to express and/or implied warranty claims that are not part of the Assumed Liabilities;

             (e) any Environmental Liabilities relating to or arising out of (1) the acts or omissions of Seller, (2) the acts or omissions of any person prior to the Closing Date related to Seller, the Business or the Transferred Assets, or (3) the use, handling, storage, treatment or disposal of any Hazardous Materials related to Seller, the Business or the Transferred Assets prior to the Closing Date;

             (f) Inter-company payables and receivables between or among the Business and the balance of AAPC's business arising from the conduct of the Business prior to the Closing Date;

             (g) Any Liabilities and obligations under Benefit Plans whether or not owed to an employee or the Benefit Plans;

             (h) all trade payables and obligations incurred prior to the Filing Date;

             (i) all amounts owing to employees of Seller under any Key Employee Retention Program, as approved and described by a Bankruptcy Court Order including but not limited to Orders dated June 11, 2001 and June 12, 2002 ;

             (j) the Liabilities, if any, listed on SCHEDULE 2.4(J);

             (k) any Liabilities relating to the Bankruptcy Case and transaction expenses of Seller; and

             (l) any workers compensation claims relating to the Business for any period prior to the Closing Date.

                                    ARTICLE 3

                           THE CLOSING; PURCHASE PRICE

         3.1 PLACE AND DATE. The closing of the sale and purchase of the Transferred Assets (the "CLOSING") and the assumption of the Assumed Liabilities shall take place at 10:00 a.m. local time, at such place upon which the parties may agree, not later than (i) five business days following the satisfaction or waiver of the conditions referred to in Articles 11 and 12, or (ii) seven business days after the Sale Order is entered, whichever is later, or (iii) as otherwise agreed between Buyer and Seller. The day on which the Closing actually occurs is sometimes referred to herein as the "CLOSING DATE." Notwithstanding the actual time of Closing on the Closing Date, the Closing shall be deemed to have occurred as of 12:01 a.m., local time, on the Closing Date (the "EFFECTIVE TIME").

         3.2 PURCHASE PRICE. On the terms and subject to the conditions set forth in this Agreement, the purchase price for the Transferred Assets shall be Five Million Five Hundred Fifty Thousand Dollars ($5,950,000) (the "CASH PORTION") plus the assumption of the Assumed Liabilities plus or minus, as applicable, the Working Capital Adjustment (collectively the "PURCHASE PRICE").

         3.3 DEPOSIT. Simultaneously with the execution of this Agreement, Buyer shall deliver to National City Bank (the "ESCROW AGENT"), an amount equal to Two Hundred Thousand Dollars ($200,000) (the "DEPOSIT") as a deposit toward the Cash Portion of the Purchase Price. The Deposit shall be held and invested pursuant to the terms and conditions of the Escrow Agreement dated as of the date hereof (the "ESCROW AGREEMENT"), among Buyer, Seller and the Escrow Agent, in substantially the form attached hereto as EXHIBIT B. The Deposit, together with interest earned thereon (the "ESCROWED DEPOSIT") shall be credited towards the Cash Portion of the Purchase Price at the Closing. If this Agreement is terminated pursuant to Section 13.1(c)(ii) solely as a result of the failure to satisfy the conditions set forth in Section 12.1, 12.2, 12.4 (except as it relates to 12.3), 12.7, 12.8, 12.9 or 12.10 (unless such failure to satisfy
Section 12.2, 12.4, 12.7, 12.8, 12.9 or 12.10 results from a failure of any condition set forth in Article 11), then the Escrow Agent shall pay the Escrowed Deposit to Seller and if this Agreement is terminated pursuant to Section 13.1 for any other reason, then the Escrow Agent shall pay the Escrowed Deposit to Buyer.

         3.4 ALLOCATION OF PURCHASE PRICE.

             (a) The parties shall allocate the aggregate consideration received by Seller with respect to the Transferred Assets and the assumption of the Assumed Liabilities, in accordance with Section 1060 of the Tax Code, as mutually agreed to by the parties within seven (7) business days following the parties' agreement with respect to the Working Capital Adjustment pursuant to the procedure described below. Subject to the requirements of any applicable Tax law or election, all such mutually agreed to allocations shall be used by each party in preparing any filings required pursuant to Section 1060 of the Tax Code or any similar provisions of state or local law and all relevant Income Tax Returns. Neither Buyer nor Seller will take any position before any taxing authority or in any judicial proceeding with respect to Income Taxes that is inconsistent with such mutually agreed to allocations without the prior written consent of the other party, in the consenting party's commercially reasonable discretion. The parties shall exercise commercially reasonable efforts to support such mutually agreed to reported allocations in any audit proceedings initiated by any taxing authority.

             (b) Within 30 days after the date the parties agree to the Working Capital Adjustment, Buyer will provide to Seller copies of IRS Form 8594 and any required exhibits thereto with Buyer's proposed allocation of the consideration received by Seller with respect to the Transferred Assets for Seller's approval, which shall not be unreasonably withheld. If Seller fails to respond to Buyer within 30 days of Seller receiving such IRS Form 8594, then Seller shall be deemed to have approved Buyer's allocation.

         3.5 DELIVERIES. At the Closing: (a) Buyer shall deliver to, or as directed by Seller, the Cash Portion of the Purchase Price, less an amount equal to Two Hundred Thousand Dollars ($200,000) (the "PURCHASE PRICE ESCROW AMOUNT"), less the Escrowed Deposit, and the agreements, instruments of assumption, certificates and other documents required to be delivered by Buyer pursuant to
Article 12; (b) Buyer shall deliver to the Escrow Agent the Purchase Price Escrow Amount and $200,000 (the "BUYER ESCROW AMOUNT", and collectively with the Purchase Price Escrow Amount, together with interest earned thereon, the "WORKING CAPITAL ESCROW AMOUNT"), which sum shall be disbursed in accordance with the adjustment described in Section 3.6(c) below and the Escrow Agreement;
(c) Seller shall deliver to Buyer the agreements, instruments of transfer, certificates and other documents required to be delivered by Seller pursuant to
Article 11; and (d) Seller shall deliver to Buyer such other documents reasonably requested by Buyer to memorialize the Contemplated Transactions.

         3.6 WORKING CAPITAL ADJUSTMENT.

             (a) If as of the Effective Time, Current Assets of the Business that are included as Transferred Assets minus Current Liabilities of the Business that are included as Assumed Liabilities (the foregoing calculation referred to as "WORKING CAPITAL") exceed $3,408,192 ("TARGET WORKING CAPITAL"), the Cash Portion of the Purchase Price shall be increased dollar for dollar by the amount of such excess. If the Working Capital as of the Effective Time is less than the Target Working Capital, the Cash Portion of the Purchase Price shall be reduced dollar for dollar by the amount of such deficiency. The foregoing adjustment to the Cash Portion of the Purchase Price shall be referred to as the "WORKING CAPITAL ADJUSTMENT". A sample Working Capital calculation is attached hereto as Exhibit C. The calculation of Working Capital as of the Effective Time, shall be done in accordance with the past practices of Seller and shall be applied on a consistent basis throughout all the periods identified and consistent with the preparation of the Financial Statements.

             (b) The Working Capital Adjustment shall be determined as follows:

                          (i) As soon as reasonably practicable after the
             Closing Date, but in no event later than the twenty-first (21st) day following the Closing Date, Seller (with the cooperation of Buyer) shall prepare and deliver to Buyer a schedule detailing the amount and computation of the Working Capital Adjustment and final Purchase Price ("CLOSING SCHEDULE"). Buyer will give Seller reasonable access to the Books and Records for the purpose of preparing the Closing Schedule and reasonable access to the appropriate personnel of Buyer for the purpose of calculating the amounts set forth in the Closing Schedule.

                          (ii) Unless Buyer notifies Seller in writing ("DISPUTE
             NOTICE") that Buyer disagrees with the amount of the Working Capital Adjustment contained in the Closing Schedule no later than ten (10) days after receipt of the Closing

Schedule, the Closing Schedule shall be conclusive and binding on Buyer and Seller and deemed final.

                          (iii) If Buyer delivers a Dispute Notice to Seller,
             Buyer and Seller shall attempt to amicably resolve their differences with respect thereto in good faith. If Buyer and Seller are unable to resolve any disputed item within ten (10) days of delivery of the Dispute Notice, then the parties shall submit the issues in dispute to an accounting firm (the "RESOLVING ACCOUNTANTS") mutually acceptable to both parties or, in the absence of agreement, to an accounting firm of national reputation selected by lot after eliminating the parties' principal outside accountants and one additional firm designated as objectionable by each of Buyer and Seller. If the disputed issues are submitted to the Resolving Accountants, each party shall furnish to the Resolving Accountants such work papers and other documents and information relating to the disputed issues as the Resolving Accountants may request and are available to such party, and each will be afforded the opportunity to present to the Resolving Accountants any material relating to the determination and to discuss the determination with the Resolving Accountants. Each party shall be entitled to request and receive information from the other which the Resolving Accountants determine is or may be relevant to the resolution of the disputed issues. The Resolving Accountants shall be required to make a decision within thirty (30) days of the date of their acceptance of their appointment as the Resolving Accountants. The determination of the Resolving Accountants, as set forth in a written notice delivered to the parties by the Resolving Accountants (the "NOTICE OF DETERMINATION"), shall be binding and conclusive on the parties absent fraud or manifest error. The fees and expenses of the Resolving Accountants shall be shared equally by Buyer and Seller.

                          (iv) Upon resolution of such disputed issues, whether
             by agreement of the parties or by determination of the Resolving Accountants, Buyer and the Seller Parties shall promptly jointly execute a direction letter to the Escrow Agent directing the Escrow Agent to release the Working Capital Escrow Amount, to Buyer or Seller, or both, as the case may be, in accordance with Section 3.6(c).

             (c) The Working Capital Adjustment and the Working Capital Escrow Amount shall be paid as follows:

                          (i) If the Working Capital as set forth on the final
             Closing Schedule equals the Target Working Capital, then one-half (1/2) of the Working Capital Escrow Amount shall immediately be disbursed to Seller and one-half (1/2) of the Working Capital Escrow Amount shall immediately be disbursed to Buyer.

                          (ii) If the Working Capital as set forth on the final
             Closing Schedule exceeds the Target Working Capital, then:

                                       (x) an amount equal to $200,000 plus such
                          excess, together with interest actually earned on such sum, shall immediately be disbursed from the Working Capital Escrow Amount to Seller, and

                                       (y) the balance of the Working Capital
                          Escrow Amount, if any, shall immediately be disbursed to Buyer;

                          PROVIDED, HOWEVER, that if such excess exceeds $200,000, (i) all of the Working Capital Escrow Amount shall immediately be disbursed to Seller, and (ii) an amount equal to such excess less $200,000 shall be paid by Buyer to Seller. Any amount to be paid by Buyer to Seller shall be paid by wire transfer of same day funds within two (2) business days after the Closing Schedule shall have become final and binding pursuant to Section 3.6(b)(ii) or (iii).

                          (iii) If the Working Capital as set forth on the final
             Closing Schedule is less than the Target Working Capital, then:

                                       (x) an amount equal to $200,000 plus such
                          deficiency, together with interest actually earned on such sum, shall immediately be disbursed from the Working Capital Escrow Amount to Buyer, and

                                       (y) the balance of the Working Capital
                          Escrow Amount, if any, shall immediately be disbursed to Seller;

                          PROVIDED, HOWEVER, that if such deficiency exceeds $200,000, (i) all of the Working Capital Escrow Amount shall immediately be disbursed to Buyer, and (ii) an amount equal to such deficiency less $200,000 shall be paid by Seller to Buyer. Any amount to be paid by Seller to Buyer shall be paid by wire transfer of same day funds within two (2) business days after the Closing Schedule shall have become final and binding pursuant to Section 3.6(b)(ii) or (iii).

         3.7 CONSENTS OF THIRD PARTIES. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Consent from a Governmental Authority, instrument, contract (including the Assumed Contracts), lease, or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, to the extent that such assignment or transfer or an attempt to make such an assignment or transfer cannot be made pursuant to Section 365 of the Bankruptcy Code without the consent or approval of a third party. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall, in any lawful arrangement, provide Buyer with the benefits under any such Consent, instrument, contract, lease or other agreement or arrangement, PROVIDED that Buyer shall undertake to pay, perform, discharge or satisfy the corresponding liabilities and obligations for the enjoyment of such benefit to the extent Buyer would have been responsible therefore if such consent or approval had been obtained.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth in the Disclosure Schedule delivered to Buyer contemporaneously herewith (the "DISCLOSURE SCHEDULE"), of which the Schedules referred to below are a part, and in the documents and other materials identified in the Disclosure Schedule (it being agreed that any matter disclosed in the Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to all other sections of this Agreement), and subject to the limitations contained in Section 14.1, as of the date of this Agreement, Seller makes to Buyer the following representations and warranties.

         4.1 ORGANIZATION, STANDING, ETC. OF SELLER. Seller is a corporation duly incorporated and validly existing under the laws of the jurisdiction where it is organized and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and to operate the properties of the Business. Seller is in good standing and is qualified to do business in each jurisdiction in which it conducts the Business and that requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the Business. For the purposes of the Transaction Documents, a "MATERIAL ADVERSE EFFECT ON THE BUSINESS" means any material adverse change in, or material adverse effect on, the assets, liabilities, business or operations of the Transferred Assets or the Business taken as a whole. Seller is currently a debtor-in-possession in the Bankruptcy Case pursuant to the Bankruptcy Code, and retains full authority and power to operate its business and affairs pursuant to Sections 1107 and 1108 of the Bankruptcy Code, with no trustee, examiner, facilitator or other officer or agent with similar authority or powers to a trustee, examiner or facilitator having been appointed in such Bankruptcy Case.

         4.2 CORPORATE AUTHORIZATION. Subject to approval by the Bankruptcy Court, the execution, delivery and performance of this Agreement and all other documents executed or to be executed pursuant to this Agreement by Seller, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of Seller. Subject to approval by the Bankruptcy Court, this Agreement has been duly executed and delivered by a duly authorized officer of Seller.

         4.3 ENFORCEABILITY. Subject to approval by the Bankruptcy Court, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms.

         4.4 GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. No consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person are required to be obtained or made by Seller in connection with the execution, delivery, performance, validity and enforceability of this Agreement, other than (a) bankruptcy court approval, and
(b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would have a Material Adverse Effect on the Business.

         4.5 FINANCIAL STATEMENTS. Seller has delivered to Buyer the following:
(a) audited financial statements of the Business, as of and for the twelve month period ending December 31, 2001; (b) 2002 monthly income statements of the Business for the months available through the date this Agreement is executed; and c) 2002 monthly balance sheets for the Business for the months available through the date this Agreement is executed (collectively, such audited financial statements, income statements and balance sheets hereinafter being referred to as the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with past practices applied on a consistent basis throughout the periods indicated and fairly present in all material respects the financial condition and results of operation of the Business as of the dates thereof and for the periods covered therein.

         4.6 SUBSEQUENT EVENTS. Except as set forth on SCHEDULE 4.6, since June 30, 2002, there has not been:

             (a) any change in the condition (financial or otherwise) or in the properties, assets, liabilities or business of the Business, except normal and usual changes in the ordinary course of business consistent with past practice;

             (b) any material breach or material default by Seller or, to the Knowledge of Seller, by any other party thereto, under any Assumed Contract or obligation under a Assumed Contract included in the Transferred Assets or by which Seller is bound;

             (c) any damage, destruction or loss (whether or not covered by insurance) that has had a Material Adverse Effect on the Business;

             (d) any cancellation of any material indebtedness with respect to the Business (individually or in the aggregate) or waiver of any claims or rights of substantial value outside the ordinary course of business;

             (e) any sale, lease, license or other disposition of any assets held by Seller or used in the Business, other than inventory sold in the ordinary course of business consistent with past practice;

             (f) any change in the business relationship or any dispute with any Major Customer or Major Supplier, which indirectly or in the aggregate has had a Material Adverse Effect on the Business;

             (g) any notice received by Seller that any Major Customer intends to materially reduce its purchases from Seller or that a Major Supplier intends to materially reduce the sale of goods or services to Seller; or

             (h) any occurrence or occurrences, event or events, or condition or conditions that has/have adversely affected the Transferred Assets or the Business, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Business.

         4.7 TITLE TO TRANSFERRED ASSETS. Seller owns or has the right to use (pursuant to a valid lease or license) all assets and properties necessary for Seller to conduct the Business in the manner presently conducted by Seller, and, except for the Excluded Assets, all of such assets and properties are included in the Transferred Assets. Except as set forth on
SCHEDULE 4.7, Seller has good and marketable title to all the Transferred Assets, and pursuant to the Sale Order, Buyer shall receive good and marketable title to all the Transferred Assets, free and clear of all Liens, except for Permitted Encumbrances. The plants, structures, equipment, vehicles and other tangible properties included in the Transferred Assets and the tangible property leased by Seller under leases included in the Transferred Assets are in good operating condition and repair, normal wear and tear excepted, and are capable of being used for their intended purpose in the Business as now conducted, except where such condition or capability would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business. The Transferred Assets include all existing warranties and service Contracts with respect to any of the Transferred Assets. All plants, structures, equipment, vehicles and other tangible properties included in the Transferred Assets, and the present use of all such items, conform to all Applicable Laws, except where the failure to conform or such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business, and no notice of any violation of any Applicable Laws relating to such assets or their use has been received by Seller. The Transferred Assets include all easements, rights of ingress and egress, and utilities and services necessary for the conduct of the Business except where the failure to possess such easements, rights of ingress and egress and utilities and services would not reasonably be expected to have a Material Adverse Effect on the Business. Neither the whole nor any portion of any real property subject to leases included in the Transferred Assets has been condemned or otherwise taken by any public authority, nor, to the Knowledge of Seller, is any such condemnation or taking threatened or planned.

         4.8 INTANGIBLE PROPERTY. SCHEDULE 2.1(D) lists all of the patents, inventions, trademarks, trade names, brand names, service marks, copyrights, Internet addresses, sites and domain names used or held for use in the Business as of the date of this Agreement. Except as set forth on SCHEDULE 2.1(D), the operation of the Business as now conducted by Seller does not require the use of any rights under any patents, inventions, trademarks, trade names, brand names, service marks or copyrights. Except as set forth on SCHEDULE 2.1(D), Seller owns and has the full and exclusive right to use in connection with the Business all of the items listed on SCHEDULE 2.1(d). All of the Transferred Intellectual Property listed on SCHEDULE 2.1(D) has been duly registered in, filed in or issued by the appropriate state or federal Governmental Authority where such registration, filing or issuance is necessary for the conduct of the Business. Seller has not transferred, encumbered or licensed to any Person any rights to own or use any portion of the items listed on SCHEDULE 2.1(D) or any other intangible property included in the Transferred Assets. To the Knowledge of Seller, neither (a) the items listed on SCHEDULE 2.1(D), (b) any other intangible property included in the Transferred Assets, nor (c) the operation of the Business as presently conducted, violates or infringes upon any patents, inventions, trademarks, trade names, brand names, service marks, copyrights, or Internet addresses, sites or domain names owned by others. To the Knowledge of Seller, none of the items listed on SCHEDULE 2.1(D) or any other intangible property included in the Transferred Assets is being infringed upon by any Person.

         4.9 ASSUMED CONTRACTS. SCHEDULE 4.9 includes a list of all Assumed Contracts. Except as disclosed on SCHEDULE 4.9, all Assumed Contracts are in full force and effect. Seller has performed or is performing in all material respects all obligations required to be performed by it under each Assumed Contract. Neither Seller, nor, to the Knowledge of Seller, any other

Person, is (with or without notice or lapse of time or both) in breach or default in any material respect under any Assumed Contract, and to the Knowledge of Seller, no event has occurred which (with or without notice or lapse of time, or both) would permit termination, modification or acceleration thereunder. Seller has not received any notice that, nor to the Knowledge of Seller does, any party to any Assumed Contract intend to cancel, terminate or refuse to renew such Assumed Contract.

         4.10 LICENSES AND PERMITS. SCHEDULE 4.10 includes a list of all permits, licenses and other authorizations from Governmental Authorities necessary for the conduct of the Business substantially as currently conducted. Seller has all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of the Business as conducted by Seller prior to the date hereof (collectively "PERMITS"), except where the failure to have such Permits could not reasonably be expected to result in a Material Adverse Effect on the Business. Except as set forth on SCHEDULE 4.10, (a) each of said Permits is in full force and effect, (b) the Business is in compliance with the terms, provisions and conditions thereof, except where the failure to be so in compliance could not reasonably be expected to result in a Material Adverse Effect on the Business, (c) to Seller's Knowledge, there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigations or proceedings adversely affecting any of said Permits, and (d) to Seller's Knowledge, no condition exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would permit the suspension or revocation of any material Permits other than by expiration of the term set forth therein. Seller makes no representation or warranty with respect to the transferability of the Permits to Buyer.

         4.11 ENVIRONMENTAL COMPLIANCE. Except as set forth in SCHEDULE 4.11:

             (a) Seller has at all times operated the Business and the Transferred Assets in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and any related orders of any court or other Governmental Authority, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on the Business.

             (b) There are no existing, pending or, to the Knowledge of Seller, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Authority directed against Seller with respect to the Business or the Transferred Assets that pertain or relate to
(i) any Liabilities under any applicable Environmental Law, (ii) violations of any Environmental Law or (iii) personal injury or property damage claims relating to the use, release or disposal of Hazardous Materials, except where such matters would not reasonably be expected to have a Material Adverse Effect on the Business.

             (c) Seller is not currently operating or required to be operating the Business or the Transferred Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or any corrective action decree, order or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law.

             (d) To the Knowledge of Seller (i) Seller does not own or operate any underground storage tanks that are a part of or related in any manner to the Transferred Assets, and (ii) no underground storage tanks are located on or under property relating to any Transferred Facility.

             (e) There has been no use, handling, storage, treatment, disposal or release of Hazardous Materials by Seller or related in any manner to the Business or the Transferred Assets that will cause Buyer to incur any Environmental Liability which would reasonably be expected to have a Material Adverse Effect on the Business.

             (f) Seller has provided Buyer with copies of all environmental audits, assessments or other evaluations of the Business or the Transferred Assets prepared by or on behalf of Seller or otherwise in the possession of Seller.

For purposes of this Agreement, "ENVIRONMENTAL LAWS" shall mean all Applicable Laws pertaining to (a) air and water quality, (b) Hazardous Materials, (c) disposal, (d) the control of any potential pollutant, protection of human health or protection of the environment, including air, water or land, (e) the generation, handling, treatment, storage, disposal or transportation of waste materials, (f) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful or (g) other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Occupational Health and Safety Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning and Community Right to Know Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and the rules, regulations and ordinances of the cities and other jurisdictions in which the Business is located, the Environmental Protection Agency and all other applicable Governmental Authorities.

         4.12 EMPLOYEE MATTERS.

             (a) SCHEDULE 4.12(A) sets forth a true and complete list of the names of and current compensation paid by Seller to each employee of Seller utilized in connection with the operation of the Business as of the date of this Agreement, including (i) with respect to each non-salaried employee, his or her current hourly wage rate, and (ii) with respect to each salaried employee, his or her current annual salary.

             (b) SCHEDULE 4.12(B) contains a true and complete list as of the date of this Agreement of (i) all employee welfare benefit and employee pension benefit plans as defined in Sections 3(1) and 3(2) of ERISA, including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (ii) all other material employee benefit agreements or arrangements, including without limitation deferred compensation plans, management bonus plans, profit sharing plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, consulting agreements, vacation policies, and other similar plans, agreements and arrangements that are currently in effect or were maintained within three (3) years of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of Seller, or with respect to which Seller may have any Liability (collectively referred to as "BENEFIT PLANS").

             (c) Except as set forth in SCHEDULE 4.12(C): (i) since June 30, 2002 there has not been any labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Seller, threatened, against the Business; (ii) to the Knowledge of Seller, no union organizational campaign is in progress with respect to the employees of the Business; (iii) Seller is not engaged in any unfair labor practice in connection with the conduct of the Business; (iv) there are not any unfair labor practice charges or complaints against Seller pending, or, to the Knowledge of Seller, threatened, before the National Labor Relations Board in connection with the conduct of the Business; (v) there are not any pending, or, to the Knowledge of Seller, threatened, union grievances against Seller in connection with the conduct of the Business; (vi) there are not any pending, or, to the Knowledge of Seller, threatened, charges in connection with the conduct of the Business against Seller or any current or former employee of the Business before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (vii) Seller has not received notice since the Filing Date of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Business and, to the Knowledge of Seller, no such investigation is in progress.

             (d) Neither Seller nor any entity (whether or not incorporated) that was at any time during the five-year period ending on the date of this Agreement treated as a single employer together with Seller under Section 414 of the Tax Code has ever maintained, had an obligation to contribute to, contributed to, or incurred any liability with respect to, a pension plan that is or was subject to Title IV of ERISA or Section 412 of the Tax Code.

             (e) Neither Seller nor any other entity has engaged in a transaction that could result in the imposition upon Seller of a civil penalty under Section 409 or 502(i) of ERISA or a Tax under Section 4972, 4975, 4976, 4980B or 6652 of the Tax Code with respect to any Benefit Plan, and no fact or event exists that could give rise to any such liability.

             (f) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and Applicable Laws, including but not limited to ERISA and the Tax Code.

             (g) (i) The terms of all Benefit Plans that are intended to qualify under Section 401(a) of the Tax Code have been determined by the IRS to qualify under Section 401(a) of the Tax Code or (ii) the applicable remedial amendment periods under Section 401(b) of the Tax Code with respect to such Benefit Plans will not have expired prior to the Closing Date. No event or circumstance has occurred that could cause the IRS to disqualify any Benefit Plan that is intended to qualify under Section 401(a) of the Tax Code.

             (h) No Benefit Plan provides medical, surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of Seller for periods extending beyond their retirement or other terminations of service, other than (i) coverage mandated by Applicable Law, (ii) death benefits under any pension benefit plan as defined in Section 3(1) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

             (i) The consummation of the Contemplated Transactions, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee or officer of Seller to severance pay, or any other payment under a Benefit Plan, (ii) accelerate the time of payment or vesting of benefits under a Benefit Plan (except as specifically contemplated by this Agreement), or (iii) increase the amount of compensation due any such employee or officer.

             (j) There is no litigation, action, proceeding, audit, examination or claim pending, or to the Knowledge of Seller, threatened or contemplated relating to any Benefit Plan (other than routine claims for benefits).

         4.13 BROKERS. With the exception of fees and expenses payable to Conway, Del Genio, Gries & Co., LLC, which shall be paid by Seller and are not assumed by Buyer, all negotiations relating to this Agreement and the Contemplated Transactions, have been carried on without the participation of any Person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Buyer for any brokerage or finder's commission, fee or similar compensation upon consummation of the Contemplated Transactions.

         4.14 TAXES. Except as set forth on SCHEDULE 4.14, with respect to
Taxes:

             (a) Seller has properly completed and filed or caused to be filed or shall properly complete and file or cause to be filed, within the time prescribed by law, including extensions, all Tax Returns with respect to the Transferred Assets that are or were required to be filed under federal, state, local or any foreign laws on or prior to the Closing Date or which relate to any period prior to the Closing Date.

             (b) Seller has, within the time and in the manner prescribed by law, paid or caused to be paid (and until the Closing will, within the time and in the manner prescribed by law, pay or cause to be paid) all Taxes that are shown to be due and payable on Tax Returns filed prior to the Closing or which relate to periods prior to the Closing. The Business has paid or, in the case of Taxes not due or being contested in good faith, has made adequate provisions for the payment of all Taxes for which the Business is or may reasonably become liable for payment.

         4.15 EFFECT OF AGREEMENT. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not (a) conflict with or result in any violation or breach of any of the terms or conditions of, or constitute a default under, the Certificate of Incorporation or other charter documents or bylaws of Seller, or any Contract to which Seller is now a party or by which Seller or any of its properties or assets may be bound or affected; (b) result in any violation of any Applicable Law applicable to Seller, the Transferred Assets or the Business; (c) cause Buyer to lose the benefit of any right or privilege included in the Transferred Assets; or (d) relieve any Person of any obligation (whether contractual or otherwise) or enable any Person to terminate any such obligation or any right or benefit enjoyed by Seller or to exercise any right under any agreement in respect of the Transferred Assets or the Business.

         4.16 SUITS, ACTIONS AND CLAIMS. Except as set forth in SCHEDULE 4.16 there are no pending, or to the Knowledge of Seller, threatened, suits, actions, claims, inquiries, investigations or legal, administrative or arbitration proceedings against or affecting Seller or any of its properties, assets or business reasonably estimated to be in excess of $50,000, including any such suits, actions, claims, inquiries, investigations or proceedings that question the validity or legality of the Contemplated Transactions, and there is no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting Seller or any of its properties, assets or business.

         4.17 INVENTORY. The inventory of Seller, taken as whole, whether reflected on the balance sheet or subsequently acquired is (a) in good and usable condition, consistent with past practice, and (b) stated on the books and records of Seller at the lesser of cost and fair market value, with adequate reserves, all as determined in accordance with past accounting practices of Seller. Since June 30, 2002, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory of the Business, except for write-downs and reserves in the ordinary course of business consistent with past practice.

         4.18 ACCOUNTS RECEIVABLE. All notes and accounts receivable of Seller that are reflected on the Financial Statements or that have arisen since June 30, 2002 ("ACCOUNTS RECEIVABLE") have arisen from bona fide transactions in the ordinary course of business. Seller has not factored or discounted or agreed to factor or discount any Accounts Receivable. The values at which the Accounts Receivable are carried reflect the accounts receivable valuation policy of Seller which is consistent with Seller's past practice consistently applied.
SCHEDULE 4.18 sets forth a true, correct and complete list of all Accounts Receivable written off by Seller, in whole or in part, as uncollectible during the two (2) years preceding the date hereof. SCHEDULE 4.18 also sets forth a true, correct and complete aging of the Accounts Receivable of Seller as of the most recent practicable date, and, except as specifically noted on SCHEDULE 4.18, all of such Accounts Receivable (other than Inter-company Receivables) are included in the Transferred Assets.

         4.19 COMPLIANCE WITH LAW. To the Knowledge of Seller, Seller is in compliance with all Applicable Laws. To the Knowledge of Seller, Seller has not received any notice of any violation or alleged violation of any Applicable Laws.

         4.20 PRODUCT WARRANTIES. SCHEDULE 4.20 contains a true, correct and complete copy of Seller's standard warranties and return policies for its products, and except as stated therein or provided for under any Applicable Law, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Seller's products. To the Knowledge of Seller, there are no defects in design, construction or manufacture of Seller's products which would reasonably be expected to have a Material Adverse Effect on the Business. None of Seller's products sold within the last two years have been the subject of any recall campaign, and to the Knowledge of Seller, no facts exist which would reasonably be expected to result in such a recall campaign.

         4.21 NO OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Agreement, the Schedules and Exhibits hereto, and any certificate or instrument delivered pursuant to the terms hereof, Seller makes no representations or warranties with respect to the Business or Seller's operations, assets (including, without limitation, the Transferred Assets), liabilities (including, without limitation, the Assumed Liabilities) or condition, including, with respect to the Transferred Assets, and representation or warranty of merchantability, suitability or fitness for a particular purpose, or quality as to the Transferred Assets, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as set forth below as of the date of this Agreement:

         5.1 ORGANIZATION AND STANDING OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction where it is organized and has all requisite corporate power and authority to enter into this Agreement, to carry out the Contemplated Transactions and to perform its obligations hereunder. Buyer is a domestic corporation within the meaning of Section 7701 of the Tax Code.

         5.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and all other documents executed or to be executed by Buyer pursuant to this Agreement, and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate and other action on the part of Buyer. This Agreement has been duly executed and delivered by a duly authorized officer of Buyer.

         5.3 ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

         5.4 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not conflict with or result in any violation of or default under any provision (a) of the charter or bylaws of Buyer, or (b) of any mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, the result of which, with respect to items identified in clause (b) would (either individually or in the aggregate) have a material adverse effect on the operations or financial condition of Buyer or would materially impair Buyer's ability to consummate the Contemplated Transactions (a "MATERIAL ADVERSE EFFECT ON Buyer").

         5.5 GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Except as set forth on
SCHEDULE 5.5, no consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority, bureau, agency or commission, or any third party, are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement other than
(a) Bankruptcy Court approval, and (b) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Buyer.

         5.6 ACCESS. Buyer has received and reviewed the Financial Statements and is acquainted with the Business. Buyer has had an opportunity to review the assets, books, records and contracts of the Business, and has been given the opportunity to meet with officers and other representatives of Seller for the purpose of investigating and obtaining information regarding the Business operations and its financial and legal affairs.

         5.7 BROKERS. No agent, broker, Person or firm acting on behalf of Buyer or its stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the Contemplated Transactions.

         5.8 BUYER AWARENESS. Buyer is not aware of any fact, circumstance or condition which would constitute a breach of any representation or warranty of Seller contained in this Agreement, or which could reasonably be expected to have a Material Adverse Effect on the Business.

                                   ARTICLE 6

                  COVENANTS RELATING TO PERSONNEL ARRANGEMENTS

         6.1 TRANSFEREE EMPLOYEES. Effective as of the Closing Date, Seller shall terminate the employment of the employees of the Business. Buyer shall offer employment to all employees of the Business on the Closing Date on substantially similar terms and conditions of employment as those previously provided by Seller. All such employees offered and accepting employment with Buyer shall be referred to herein as "TRANSFEREE EMPLOYEES." After the Closing Date, Seller shall notify Buyer in advance of any intended communication with any Transferee Employee and any communication to any Transferee Employee other than the President, Controller, human resources manager or plant manager shall require the consent of Buyer which shall not be unreasonably withheld. All W-2s and any other similar documents shall be sent by Seller to Buyer for distribution to Transferee Employees and Buyer shall timely deliver such W-2s and any other similar document to Transferee Employees.

         6.2 COBRA OBLIGATIONS.

             (a) Buyer will be solely responsible for any obligations for continuation coverage under Section 4980B of the Tax Code and part 6 of Subtitle B of Title I of ERISA with respect to Transferee Employees.

             (b) Seller will be solely responsible for any obligations for continuation coverage under Section 4980B of the Tax Code and part 6 of Subtitle B of Title I of ERISA with respect to all employees other than Transferee Employees.

         6.3 PLANS, BENEFITS AND POLICIES.

             (a) Buyer will, as of the Closing Date, adopt and provide a group health plan for Transferee Employees.

             (b) In performance of its obligations identified in (a) above, if Buyer establishes any Pension Plan, Welfare Plan, or any vacation and severance pay plans for Transferee Employees, or if Buyer includes Transferee Employees in such plans already maintained by Buyer, Buyer will credit Transferee Employees with service with Seller (and predecessors of Seller) for purposes of (i) vesting for and eligibility to participate in any Pension Plan of Buyer, but not for purposes of benefit accruals; (ii) any waiting periods, eligibility or pre-existing condition limitations for any Welfare Plan of Buyer; and (iii) eligibility and benefit computation for vacation and severance pay plans of Buyer; PROVIDED, HOWEVER, that the foregoing shall not require Buyer to offer any of such plans to Transferee Employees, except as provided in paragraph (a) above.

             (c) Except as otherwise provided herein, as of the Closing Date, all Transferee Employees shall cease participation in Benefit Plans of Seller. Except as set forth in Section 2.3, Seller shall retain all liabilities related to its Benefit Plans.

             (d) After Closing, Buyer and Seller will cooperate with each other and provide each other such information as is required concerning Transferee Employees in order to determine whether a Transferee Employee is entitled to compensation from either party or benefits under any plan, program or arrangement sponsored or maintained by either party.

             (e) No provision in this Section 6.3 shall create any third-party beneficiary rights in any employee, former employee or Transferee Employee (including any beneficiary or dependent thereof) of Buyer, Seller or any of their respective Affiliates.

             (f) Buyer shall have no responsibility, liability or obligation relative to the Benefit Plans, except as may be set forth in this Agreement.

                                   ARTICLE 7

                               COVENANTS OF SELLER

         7.1 CONDUCT OF BUSINESS.

             (a) Except as set forth on SCHEDULE 7.1 or as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer, and subject to any order of the Bankruptcy Court which shall take precedence over any provision of this Agreement, from the date hereof and prior to the Closing, Seller will: (i) operate the Business only in the ordinary course; (ii) use commercially reasonable efforts to preserve intact the organization of the Business; (iii) continue in full force and effect all existing insurance policies (or comparable insurance) of or relating to the Business; (iv) preserve relationships with suppliers, customers, licensors and licensees and others having business dealings with Seller relating to the Business; and (v) repair or replace any material Transferred Asset damaged or destroyed.

             (b) Without limiting the generality of Section 7.1(a), and except as may be otherwise expressly permitted by this Agreement or approved by the Bankruptcy Court or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, from the date hereof through the Closing, Seller shall not, with respect to the Business:

                          (i) enter into any material transaction in connection
             with the Business outside the ordinary course of business;

                          (ii) conduct the Business in a manner that departs
             materially from the manner in which the Business was being conducted prior to the date of this Agreement;

                          (iii) sell, lease, transfer, mortgage or assign any of
             the Transferred Assets, tangible or intangible, other than in the ordinary course of business;

                          (iv) cancel, compromise, knowingly waive or lease any
             material right or claim (or series of related rights and claims) under any Assumed Contract, outside the ordinary course of business;

                          (v) make any material change in the rate of
             compensation, commission, bonus or other direct or indirect remuneration payable, to or in respect of any employee of the Business, other than the increases and payments in the ordinary course of business consistent with past practice since the Filing Date;

                          (vi) enter into any contract or obligation related to
             the Business or the Transferred Assets that can reasonably be expected to create an obligation in excess of $25,000;

                          (vii) make or agree to make any capital expenditure in
             excess of $25,000; or

                          (viii) agree to do any of the foregoing.

             (c) In the event that Seller wishes to engage in any act which falls within the provisions of Section 7.1(b), Seller shall provide notice thereof to Buyer who shall advise Seller within five (5) business days of any objection Buyer has with respect to such action. In the event that Buyer fails to object within such period, Buyer shall be deemed to have waived any objection to such act.

         7.2 ACCESS. Subject to reasonable notice and as permitted by law, Seller shall afford to Buyer and its accountants, counsel and other agents and representatives full access during normal business hours throughout the period prior to the Closing Date to all of the properties, books, contracts, commitments and records of the Business and, during such period, Seller shall furnish promptly to Buyer and its representatives in relation to the Business access to all other information concerning the business, properties and personnel of the Business as Buyer may reasonably request. Seller shall promptly upon request provide Buyer access to a true, complete and correct copy of each written agreement or other instrument, together with all amendments or clarifications thereto, and a true, complete and correct summary of the terms and conditions of each oral agreement, identified in the Disclosure Schedule. If access is restricted due to a term in the agreement or by Applicable Law, Seller shall use its commercially reasonable efforts to secure consent from the other party(ies) to the agreement to provide such access prior to Closing with sufficient time for Buyer review. Buyer will treat the documents and other material and information referred to in this Section 7.2 as confidential in compliance with Section 9.10.

         7.3 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Buyer of (i) any breach by Seller of any of its representations or warranties at any time from the date of this Agreement to the Closing Date, or (ii) any failure of Seller to comply with or satisfy any of its covenants or conditions in a timely manner under this Agreement. If Seller becomes aware of any event requiring any change in the Disclosure Schedule, Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. Notwithstanding the foregoing, no such notice or supplement to the Disclosure Schedule shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article 11.


                                   ARTICLE 8

                               COVENANTS OF BUYER

         8.1 INVESTIGATION. In conducting its review of the Business, Buyer shall conduct itself so as to not unreasonably interfere with the Business or with the performance of Seller's employees, representatives and agents.

         8.2 ASSISTANCE WITH RESPECT TO EXCLUDED ASSETS. Following the Closing Date, upon the request of Seller, Buyer will use its commercially reasonable efforts to assist Seller at Seller's expense in connection with collection, maintenance or liquidation of the Excluded Assets. If Buyer receives payment in respect of such items following the Closing, Buyer shall promptly pay such amounts to Seller and shall notify promptly each such payor that any and all payments by that payor to Seller in the future should be made directly to Seller.


                                   ARTICLE 9

                            COVENANTS OF BOTH PARTIES

         9.1 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law and the terms of this Agreement to consummate the Contemplated Transactions, including at any time and from time to time after the Closing the execution and delivery of any further instruments or documents which are reasonably requested by a party or counsel to any party signatory hereto in order to evidence or facilitate the consummation of the Contemplated Transactions.

         9.2 GOVERNMENTAL FILINGS. Buyer and Seller shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Assumed Contract, in connection with the consummation of the Contemplated Transactions and (ii) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, and in seeking timely to obtain any such actions, consents, approvals or waivers.

         9.3 PUBLIC ANNOUNCEMENTS AND DISCLOSURE OF TRANSACTION. None of Buyer, Seller nor any of their Affiliates will issue any press release or make any public statement with respect to this Agreement or the Contemplated Transactions to any Person or entity prior to the Closing and, after the Closing, will not issue any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), subject to disclosures required in connection with the Bankruptcy Case. In addition and subject to Section 9.9(a), prior to the Closing Date: (1) Seller may inform its employees of the Contemplated Transactions; and (2) Buyer may engage in transitional discussions with Seller's employees in any reasonable manner deemed appropriate and necessary by Buyer.

         9.4 USE OF BUSINESS NAMES BY BUYER.

             (a) Buyer acknowledges that Seller's Affiliate has asserted the absolute and exclusive proprietary right to all names, marks, trade names, trademarks, service names and service marks (collectively, "NAMES") incorporating "American Architectural Products Corporation" or "AAPC" or any similar Name and to all corporate symbols or logos (collectively, "LOGOS") incorporating "American Architectural Products Corporation" or "AAPC" or any similar Name. All rights of Seller and its Affiliates to the same and the goodwill represented thereby and pertaining thereto are being retained by Seller or its Affiliates. Buyer agrees that it will not, and will cause the Business following the Closing not to, use the American Architectural Products Corporation or AAPC Name or any similar Name or any Logo incorporating such Name or any similar Name in any manner, including in connection with the sale of any products or services or otherwise in the conduct of the Business, except as expressly permitted by subsection (b) of this Section 9.4.

             (b) For a period of six months from the Closing Date (the "WINDOW PERIOD"), Seller shall and hereby irrevocably grants to Buyer, effective as of the Closing Date, on a fully-paid, non-exclusive, royalty-free basis, the non-exclusive right to use the American Architectural Products Corporation and AAPC Logos and the American Architectural Products Corporation and AAPC Names in connection with the operation of the Business as currently conducted including, during the Window Period, (i) to market and sell all such services and products produced by the Business and (ii) to use any other assets on hand included in the Transferred Assets, including, without limitation, any catalogs, invoices, packaging material or stationery, bearing the American Architectural Products Corporation and AAPC Names or American Architectural Products Corporation and AAPC Logos PROVIDED, HOWEVER, that Buyer shall use its commercially reasonable efforts to cease its use of the American Architectural Products Corporation and

AAPC Names and the American Architectural Products Corporation and AAPC Logos within the Window Period. Immediately upon the expiration of the Window Period, Buyer shall cease to use in any manner the American Architectural Products Corporation and AAPC Names and the American Architectural Products Corporation and AAPC Logos incorporating such Names and remove or obliterate such Names and the American Architectural Products Corporation and AAPC Logos from any products or other Assets and clearly and prominently mark the new name of the Business thereon. Except as set forth in this Section 9.4, at all times following the Closing, Buyer shall not indicate that Buyer or the Business is affiliated with Seller or any of its Affiliates.

             (c) On the Closing Date, Seller shall modify the formal corporate or trade names, as the case may be, of Seller in all jurisdictions where those names are registered and shall make such names available for Buyer's immediate use.

         9.5 CONSENTS; COOPERATION. Seller and Buyer will use their commercially reasonable efforts:

             (a) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, all Governmental Authorities (including, without limitation, the approval of the Bankruptcy Court) and any other Person or entity that are required on their respective parts, for the consummation of the Contemplated Transactions;

             (b) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third Persons (including Governmental Authorities) challenging this Agreement or the Contemplated Transactions;

             (c) to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

             (d) to reasonably assist each other as necessary with regard to the determination of contract or order closeouts or other issues which affect the Assumed Contracts, to notify Buyer of additional disallowances or potential adverse audit findings, and to consult and reach agreement with respect to advanced coordination of negotiating positions, offers of compromise, or final agreements or settlements, all such cooperation to be at a reasonable charge to the party receiving such cooperation.

         9.6 COMMUNICATIONS WITH CUSTOMERS AND SUPPLIERS. Buyer may engage in communications with suppliers and customers of the Business relating to this Agreement and the Contemplated Transactions prior to the Closing Date.

         9.7 LIABILITY FOR TRANSFER TAXES.

             (a) The parties shall cooperate and use commercially reasonable efforts to avail themselves of the exemption from transfer taxes contained in
Section 1146(c) of the Bankruptcy Code. Buyer shall pay in a timely manner all title search, title policy, sales, use, value added, documentary, stamp, gross receipts, foreign withholding, registration, transfer, conveyance, excise, recording, license, property and other similar Taxes and fees (including without limitation any goods and services tax) ("TRANSFER TAXES"), arising out of or in connection with or attributable to the Contemplated Transactions. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under Applicable Law, PROVIDED, HOWEVER, that such party's preparation of any such Tax Returns shall be subject to the other party's approval which approval shall not be unreasonably withheld, conditioned or delayed.

             (b) The Transferred Assets are composed of (i) assets as to which the "isolated, casual or occasional sale" exemption or similar exemption from Transfer Taxes is or may be applicable and (ii) other assets as to which other exemptions from Transfer Taxes are or may be applicable. In order to obtain any exemption or favorable tax rate, Buyer shall, to the extent consistent with Applicable Law, provide Seller with any exemption or resale certificate, permit, license or such other documentation as may be required by any taxing authority to establish the right to such exemption or tax rate.

         9.8 BOOKS AND RECORDS. Subject to the confidentiality provisions hereof, Seller shall have the right to retain copies of the Books and Records. From and after the Closing and until the second anniversary thereof, (a) Seller agrees to grant to Buyer, upon reasonable notice and during normal business hours, reasonable access to any books and records that pertain to the Business, but which are not Books and Records, to the extent it is operating and has books and records in its possession, and (b) Buyer agrees to grant to Seller or its estate, upon reasonable notice and during normal business hours, reasonable access to any Books and Records included in the Transferred Assets that pertain to the operations of the Business on or prior to the Closing Date.

         9.9 TAX MATTERS.

             (a) Seller and Buyer shall provide each other and their Affiliates with such assistance and documents, without charge and in a timely fashion, as may be reasonably requested by either of them in connection with (i) the preparation of any Tax Return, (ii) the conduct of any procedure relating to Taxes, or (iii) any other matter that is the subject of this Agreement. Such assistance shall include, without limitation: (x) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return ("TAX DATA"); (y) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any procedure relating to Taxes, including, without limitation, the extensions of applicable statutes of limitations; and (z) the use of reasonable efforts to obtain any documentation from any Governmental Authority or other Person that may be necessary or reasonably helpful in connection with the foregoing. Such cooperation shall include, without limitation, making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including, without limitation, to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("TAX DOCUMENTATION"). If a third party is retained in connection with any review hereunder, the party retaining such third party shall be responsible for any fees and expenses for such third party.

             (b) Seller and Buyer shall retain or cause to be retained the Tax Data, the Tax Documentation, all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto, until one year after the Closing Date or until the expiration of any additional period that either Buyer or Seller, as the case may be, may reasonably request in writing with respect to specifically designated material records or documents; PROVIDED, HOWEVER, that in the event a party notifies the other party that an audit, examination, investigation or other proceeding has been instituted prior to the first anniversary of the Closing Date, the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired). After the expiration of the time when the Tax Data and the Tax Documentation must be retained pursuant to this Section 9.89, then any such material may be destroyed. Seller shall give Buyer not less than thirty (30) days' prior written notice before Tax Data or Tax Documentation, in the possession or control of any member of the consolidated group of which AAPC is the common parent, is destroyed and shall give Buyer an opportunity to copy any such material during such thirty (30) day period.

         9.10 CONFIDENTIALITY.

             (a) Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause their respective Affiliates, directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions (including, without limitation, Bankruptcy Court approval of any of the Contemplated Transactions), or (iii) the furnishing or use of such information is required by legal proceedings, PROVIDED, HOWEVER, that the party required to disclose the confidential information shall first notify the other party of such order and afford the other party the opportunity to seek a protective order relating to such disclosure. Notwithstanding anything herein to the contrary, Seller shall not be under any restrictions with respect to disclosures to the Committee, the Bankruptcy Court in the Bankruptcy Case or any prospective purchaser of the Business (and their respective agents and representatives) (provided that any such prospective purchaser enters into a confidentiality agreement with terms substantially similar to the Prior Confidentiality Agreement). Buyer acknowledges that Seller will file this Agreement with the Bankruptcy Court in furtherance of obtaining the Sale Order or other appropriate relief from the Bankruptcy Court.

             (b) If the Contemplated Transactions are not consummated, each party will immediately return or destroy all such confidential information and any and all copies thereof, however stored, and, if requested by the other party, shall certify conformity with this Section 9.9(b) in writing.

             (c) The provisions of this Article 9.10 are in addition to, and not in lieu of, the provisions of the Confidentiality Agreement dated March 15, 2002, between Buyer and Seller related to the Contemplated Transactions (the "PRIOR CONFIDENTIALITY AGREEMENT"). From and after the Closing Date, the Prior Confidentiality Agreement shall be of no further force or effect.

         9.11 TRANSITION PERIOD ASSISTANCE. Seller agrees that during the 30-day period beginning on the Closing Date it will reasonably cooperate, and cause its officers, directors and other representatives to reasonably cooperate, with Buyer in transitioning to Buyer payroll and other general corporate services pertaining to the Business.

                                   ARTICLE 10

                    BUYER PROTECTIONS: OVERBIDDING PROCEDURES
                                AND BREAK-UP FEES

         10.1 BANKRUPTCY COURT APPROVALS.

             (a) The obligations of Buyer hereunder are subject to, and conditioned upon (i) the entry of an order of the Bankruptcy Court, in form and substance reasonably satisfactory to Buyer (the "BIDDING PROCEDURES ORDER"), (A) approving and expressly incorporating the procedures and provisions set forth in
Section 10.2 hereof, including, without limitation, the provisions regarding the payment of a Break-Up Fee, (B) authorizing the allowance and ordering the payment of a Break-Up Fee in accordance with the provisions of Section 10.2(d) (subject to any limitations imposed by the Bankruptcy Court), and (C) granting Buyer a claim for such amount pursuant to Sections 503(b)(1), 507(a)(1), and 105 of the Bankruptcy Code, and (ii) the Bidding Procedures Order becoming final and no longer subject to appeal (unless Buyer, in its sole discretion, shall elect to waive some or all of the conditions set forth in this Section 10.1) (the conditions set forth in this Section 10.1(a) being referred to herein as the "BIDDING PROCEDURES ORDER APPROVAL").

             (b) The obligations of Buyer and Seller to consummate the Contemplated Transactions (other than the obligations of Seller under Section 10.2(d)) are subject to and conditioned upon (i) the hearing before the Bankruptcy Court to approve the Sale Order (the "SALE HEARING") occurring on or before December 13, 2002, (ii) the entry of an order (the "SALE ORDER") of the Bankruptcy Court, in form and substance reasonably satisfactory to Buyer, (A) approving this Agreement and the Contemplated Transactions, (B) transferring the Transferred Assets to Buyer free and clear of all interests and Liens (except Permitted Encumbrances), and subject to the Assumed Liabilities, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (C) authorizing Seller to assign to Buyer and Buyer to assume all of the Assumed Contracts pursuant to
Section 365 of the Bankruptcy Code, (D) finding that good and sufficient notice of the application for approval of the Sale Order has been given to all Persons to whom such notice is required under the rules and procedures of the Bankruptcy Court or otherwise to effectuate the Contemplated Transactions, and (E) finding that this Agreement was entered into in good faith by the parties and was not the result of any improper agreements or actions, such that the parties are afforded the protections set forth in Section 363(m) of the Bankruptcy Code, and
(iii) such Sale Order becoming final and no longer subject to appeal on or before December 24, 2002, or, if there shall be an appeal of the Sale Order, such order shall not have been stayed pending such appeal (the conditions set forth in this Section 10.1(b) being referred to herein as the "SALE ORDER APPROVAL").

             (c) Within five (5) business days after the date hereof, Seller shall file with the Bankruptcy Court (i) a motion, notices and proposed order, for the Bidding Procedures Order in accordance with Section 10.1(a) above (the "BIDDING PROCEDURES MOTION"), substantially in the form of Exhibit D, and (ii) a motion, notices and proposed order for the Sale Order as described in Section 10.1(b) above (the "SALE MOTION"), substantially in the form of Exhibit E. Seller shall use commercially reasonable efforts to obtain the Bidding Procedures Order Approval and Sale Order Approval, and Buyer shall cooperate with Seller in obtaining such orders and approvals. Seller shall give notice of the Bidding Procedures Motion and the Sale Motion to all parties on the official service list as maintained in the Bankruptcy Case and all non-debtor parties to Assumed Contracts and other Persons to whom notice may be required under all applicable rules and orders of the Bankruptcy Court to obtain the Bidding Procedures Order Approval and Sale Order Approval, to render such orders valid and enforceable and to implement the Contemplated Transactions.

         10.2 BIDDING PROCEDURES. Seller acknowledges that this Agreement is the culmination of an extensive process undertaken by Seller to identify and negotiate a transaction with a bidder who was prepared to pay the highest and best purchase price for the Transferred Assets while assuming or otherwise satisfying certain liabilities in order to maximize the value of those assets. Set forth below are the bidding procedures (the "BIDDING Procedures") to be employed with respect to this Agreement concerning the sale of the Transferred Assets to Buyer (the "SALE"). The Sale is subject to competitive bidding only as set forth herein and approval by the Bankruptcy Court at the Sale Hearing under Sections 105, 363, and 365 of the Bankruptcy Code. The following overbid provisions and related bid protections are designed to compensate Buyer for its efforts and agreements to date and to facilitate a full and fair process designed to maximize the value of the Transferred Assets for the benefit of Seller's creditors and stakeholders.

             (a) BID DEADLINE. All Bids must be submitted to Seller, c/o American Architectural Products Corporation, 860 Boardman-Canfield Road, Boca Building, Suite 107, Boardman, Ohio 44512, to the attention of its General Counsel and to Seller's counsel, Squire, Sanders & Dempsey L.L.P., and Conway, Del Genio, Gries & Co., LLC, Seller's financial advisor, so as to be received not later than 11:00 a.m., prevailing Eastern time on the date which is five (5) business days prior to the date scheduled by the Bankruptcy Court for the Sale Hearing, which date may change from time to time (the "BID DEADLINE"). Seller will immediately distribute by facsimile transmission, personal delivery or reliable overnight courier service in accordance with the notice procedures set forth in Section 16.2 a copy of each Bid upon receipt to (i) counsel to the Committee and (ii) counsel to Buyer. For purposes of this Agreement, "BID" shall mean a letter from a Person who the Board of Directors of Seller has determined in the exercise of its fiduciary duty is financially able to consummate the Contemplated Transactions (a "QUALIFIED BIDDER") stating that (A) such Qualified Bidder offers to purchase the Transferred Assets upon the terms and conditions set forth in this Agreement, together with all Schedules and Exhibits hereto (the "DEFINITIVE SALE DOCUMENTATION"), marked to show those amendments and modifications to the Definitive Sale Documentation, including, but not limited to, price and the time of closing, that such Qualified Bidder proposes, (B) such Qualified Bidder is prepared to enter into and consummate the Contemplated Transactions within not more than eleven (11) days after approval by the Bankruptcy Court of a sale order, subject to receipt of any Consents of Governmental Authorities (which must be obtained within sixty (60) days of the approval by the Bankruptcy Court of a sale order), and (C) such Qualified Bidder's offer is irrevocable until the closing of a purchase of the Transferred Assets.

             (b) QUALIFIED BID. Only Qualified Bids will qualify for consideration at the Auction. For purposes of this Agreement, a "QUALIFIED BID" is a Bid that:

                          (i) complies in all respects with Section 10.2(a);

                          (ii) has a cash component of at least an amount
             sufficient to pay a Break-Up Fee to Buyer in accordance with
             Section 10.2(d) and provides for payment, in full, of such Break-Up Fee directly to Buyer at closing;

                          (iii) is a proposal that Seller determines, after
             consultation with the independent financial advisor of Seller and the Committee, is under all circumstances, on balance, a higher and better Bid and has a value greater than or equal to the sum of (x) the value, as reasonably determined by the independent financial advisor of Seller, of Buyer's offer plus (y) the amount of the Break-Up Fee payable to Buyer pursuant to Section 10.2(d) plus (z) $200,000 over the preceding Qualified Bid;

                          (iv) is substantially on the same or better terms and
             conditions as those set forth in the Definitive Sale Documentation;

                          (v) is accompanied by satisfactory evidence of
             committed financing or other ability to perform; and

                          (vi) is accompanied by a deposit (by means of a
             certified bank check from a U.S. bank or by wire transfer) equal to the Deposit. Such deposit shall either be returned to the Qualified Bidder in the event the Qualified Bidder's Bid is not determined to be the best Qualified Bid, or retained by Seller at the closing for the sale of the Transferred Assets and applied toward the Purchase Price.

             If Seller does not receive any Qualified Bids, no Auction will be conducted, Seller will report the same to the Bankruptcy Court and will proceed with a sale and assignment of the Transferred Assets to Buyer pursuant to the terms of this Agreement. This Agreement executed by Buyer shall constitute a Qualified Bid for all purposes.

             (c) AUCTION, BIDDING INCREMENTS, AND BIDS REMAINING OPEN.

                          (i) If Seller receives a Qualified Bid, Seller will
             conduct an auction (the "Auction") at the location designated by Seller at least 3 business days prior to the Auction, on the date that is one (1) business day prior to the date scheduled by the Bankruptcy Court for the Sale Hearing, beginning at 11:00 a.m., prevailing Eastern time, or such later time or other place as Seller shall notify all Qualified Bidders who have submitted Qualified Bids. Only Buyer, its representatives, Seller, representatives of the Committee, and a representative from the U.S. Trustee's office (via telephone conference) and any Qualified Bidders who have timely submitted Qualified Bids and their respective counsel shall be entitled to attend the Auction, and only Buyer and Qualified Bidders will be entitled to make any subsequent Qualified Bids at the Auction. The opening bid, which does not need to be re-submitted at the Auction, is the highest Qualified Bid submitted before the Auction by a Qualified Bidder (the "OPENING BID"), which must include (A) the Break-up Fee and (B) an incremental increase in the Purchase Price of not less than $200,000 (the "OVERBID INCREMENT"). Bidding at the Auction will continue until such time as the highest and best Qualified Bid is determined. Seller may announce at or prior to the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make subsequent overbids) for conducting the Auction so long as such rules are not inconsistent with these Bidding Procedures.

                          (ii) After the Opening Bid, all subsequent bids must
             exceed the previous bid by not less than the Overbid Increment. Any bid by Buyer over the Opening Bid must be in an amount not less than the last bid plus the Overbid Increment (giving Buyer non-cash credit for the Break-Up Fee). For the duration of the Auction, all bids by either a Qualified Bidder or Buyer shall include the Break-Up Fee. If Buyer is the successful bidder at the close of the Auction, Buyer's winning bid will be reduced by the Break-Up Fee.

                          (iii) At least one (1) business day prior to the
             Auction, Seller will give Buyer and all other Qualified Bidders a copy of the highest and best Qualified Bid received and copies of all other Qualified Bids. In addition, Seller will inform Buyer and each Qualified Bidder who has expressed its intention to participate in the Auction of the identity of all Qualified Bidders that may participate in the Auction.

             (d) BREAK-UP FEE; EXPENSE REIMBURSEMENT.

                          (i) If this Agreement is terminated by Buyer or Seller
             pursuant to Section 13.1(d) then Seller shall be obligated to pay to Buyer, a break-up fee (a "BREAK-UP FEE") of $250,000, in order to reimburse Buyer for its reasonable out-of pocket expenses in connection with due diligence and the negotiation and preparation of this Agreement (including, but not limited to, the expense of accountants, consultants, and other experts, and the obtaining of related financing), and the value added by Buyer (A) in establishing a bid standard or minimum for other bidders, (B) in placing Seller's estate property in a sales configuration mode attracting other bidders to the Auction and (C) for serving, by its name and expressed interest, as a catalyst for other potential or actual bidders. If this Agreement is terminated by Buyer pursuant to Section 13.1(c)(i) solely as a result of the failure to satisfy the conditions set forth in Sections 11.1, 11.2, 11.4 (except as it relates to 11.3), 11.7, 11.8, 11.9, 11.10 or 11.11 (unless such failure to satisfy Sections 11.2, 11.4, 11.7, 11.8, 11.9 or 11.10 results from a failure of any condition set forth in Article 12), then Seller shall be obligated to pay to Buyer an amount equal to Buyer's reasonable out-of pocket expenses incurred in connection with due diligence and the negotiation and preparation of this Agreement (including, but not limited to, the expense of accountants, consultants, attorneys and other experts, and the obtaining of related financing) plus $50,000 ("Expense Reimbursement"), provided, however, that the Expense Reimbursement shall not exceed $250,000.

                          (ii) If a Break-Up Fee is owed pursuant to the
             provisions of this Section 10.2(d), it shall be allowed and paid as an administrative expense of Seller under Section 503(b)(1) of the Bankruptcy Code upon the termination of this Agreement.

                                   ARTICLE 11

                   CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE

         The obligations of Buyer to purchase the Business and the Transferred Assets and otherwise consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Buyer, in its sole discretion, in whole or in part):

         11.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article 4 that are qualified as to materiality shall be accurate and those not so qualified shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representations or warranties that are so qualified as to materiality shall have been accurate as of such other date and those not so qualified shall have been accurate in all material respects as of such other date.

         11.2 PERFORMANCE. Seller shall have performed in all material respects all obligations required by this Agreement to be performed by Seller on or before the Closing Date.

         11.3 NO CONFLICT. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfers contemplated hereby or the consummation of the Closing shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority).

         11.4 CERTIFICATE. Buyer shall have received from a duly authorized officer of Seller a certificate dated the Closing Date confirming that the conditions in Sections 11.1, 11.2 and 11.3 have been met.

         11.5 BANKRUPTCY COURT APPROVAL. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Buyer, and the implementation, operation or effect of such order shall not be stayed or any stay entered shall have been dissolved.

         11.6 CONSENTS. All approvals, consents, waivers and authorizations required to be obtained by Seller in connection with the Contemplated Transactions shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to result in a Material Adverse Effect on the Business.

         11.7 TRANSFER DOCUMENTS. Seller shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer all of Seller's right and title to and interests in the Transferred Assets free and clear of all Liens, except Permitted Encumbrances or those assumed by Buyer, including, without limitation:

             (a) bills of sale, assignments and general conveyances, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, with respect to the Transferred Assets;

             (b) assignments of all Assumed Contracts, to the extent transferable, and entry of the Sale Order approving the assumption and assignment of the Assumed Contracts and any other agreements and instruments constituting Transferred Assets, dated the Closing Date, assigning to Buyer all of Seller's right, title and interest therein and thereto;

             (c) certificates of title to all owned motor vehicles, if any, included in the Transferred Assets to be transferred to Buyer hereunder, duly endorsed for transfer to Buyer as of the Closing Date; and

             (d) quit claim real property deeds transferring all of Seller's interest in the owned transferred real property to Buyer.

         11.8 TRANSACTION DOCUMENTS. Buyer and Seller shall have entered into the Transaction Documents.

         11.9 FURTHER INSTRUMENTS. Seller shall deliver to Buyer such further instruments of assignment, conveyance or transfer or other documents of further assurance as Buyer may reasonably request.

         11.10 CORPORATE APPROVAL. SELLER SHALL HAVE TAKEN OR CAUSED TO BE TAKEN ALL NECESSARY OR DESIRABLE ACTIONS, STEPS AND CORPORATE PROCEEDINGS TO APPROVE AND AUTHORIZE THE TRANSFER OF THE BUSINESS AND THE TRANSFERRED ASSETS BY SELLER TO BUYER, TO APPROVE AND AUTHORIZE THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER AND DELIVERY TO BUYER AT CLOSING A CERTIFICATE TO ALL SUCH EFFECTS.

         11.11 LIENS RELEASED. SELLER SHALL DELIVER TO BUYER A PAY-OFF LETTER(S) SETTING FORTH THE AGREEMENT OF ALL LIEN HOLDER TO EXTINGUISH PROMPTLY AFTER THE CLOSING ANY LIEN, OTHER THAN PERMITTED ENCUMBRANCES, RELATING TO THE TRANSFERRED ASSETS.

                                   ARTICLE 12

                  CONDITIONS TO OBLIGATIONS OF SELLER TO CLOSE

         The obligation of Seller to sell the Transferred Assets and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Seller upon consultation with the Committee, in their sole discretion, in whole or in part):

         12.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article 5 that are qualified as to materiality shall be accurate and those not so qualified shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representations or warranties that are qualified as to materiality shall have been accurate as of such other date and those not so qualified shall have been accurate in all material respects as of such other date.

         12.2 PERFORMANCE. Buyer shall have performed in all material respects all obligations required by this Agreement to be performed by Buyer on or before the Closing.

         12.3 NO CONFLICT. The Contemplated Transactions and the consummation of the Closing shall not be illegal or prohibited under any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfers contemplated hereby or the consummation of the Closing, or imposing damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) that would reasonably be expected to have a material adverse effect on the Contemplated Transactions.

         12.4 CERTIFICATE. Seller shall have received from a duly authorized officer of Buyer a certificate dated the Closing Date confirming that the conditions in Sections 12.1, 12.2 and 12.3 have been met.

         12.5 BANKRUPTCY COURT APPROVAL. The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably satisfactory to Seller, and the implementation, operation or effect of such order shall not be stayed or any stay entered shall have been dissolved.

         12.6 CONSENTS. All approvals, consents, waivers and authorizations required to be obtained by Buyer in connection with the Contemplated Transactions shall have been obtained and shall be in full force and effect, except where the failure to obtain such consents did not and would not reasonably be expected to have a material adverse effect on the Contemplated Transactions.

         12.7 ASSUMPTION AGREEMENT. Seller shall have received from Buyer an assumption agreement, in form and substance reasonably satisfactory to Seller, under which Buyer shall have assumed the Assumed Liabilities.

         12.8 TRANSACTION DOCUMENTS. Buyer and Seller shall have entered into the other Transaction Documents.

         12.9 FURTHER INSTRUMENTS. Buyer shall deliver to Seller such further instruments of assumption or other documents as Seller may reasonably request.

         12.10 PAYMENT. Seller shall have received immediately available funds by wire transfer in accordance with Section 3.2 hereto in the amount of the Cash Portion of the Purchase Price, less the Working Capital Escrow Amount, less the Escrowed Deposit.

         12.11 RELEASE OF DEPOSIT. BUYER SHALL DELIVER A DIRECTION LETTER TO THE ESCROW AGENT AND SELLER DIRECTING THE ESCROW AGENT TO IMMEDIATELY DELIVER THE ESCROWED DEPOSIT TO SELLER.


                                   ARTICLE 13

                                   TERMINATION

         13.1 RIGHT TO TERMINATE AGREEMENT. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing (the actual date on which this Agreement is terminated being referred to herein as the "TERMINATION DATE"):

             (a) by Buyer or Seller, if the Closing has not occurred on or before December 31, 2002 (the "OUTSIDE DATE"), unless such failure to close is due to the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement;

             (b) by mutual written consent of Buyer and Seller, subject to any necessary Bankruptcy Court approval;

             (c) (i) by Buyer, if any condition in Article 11 has not been satisfied or if satisfaction of any such condition is or becomes impossible as of the Outside Date (other than through the failure of Buyer to comply with Buyer's obligations under this Agreement), and Buyer has not waived such conditions on or before the Outside Date; or

                 (ii) by Seller, if any condition in Article 12 has not been satisfied or if satisfaction of any such condition is or becomes impossible as of the Outside Date (other than through the failure of Seller to comply with Seller's obligations under this Agreement), and Seller has not waived such conditions on or before the Outside Date; or

             (d) by Buyer or Seller, if the Bankruptcy Court shall have entered an order approving a Competing Bid, following the earlier to occur of the following: (i) the consummation of the transactions contemplated by the Competing Bid; or (ii) 30 days after the sale hearing at which the Bankruptcy Court entered the order approving such Competing Bid.

Notwithstanding anything to the contrary, any termination by Seller shall be made only upon consultation with the Committee.

         13.2 REMEDIES. Notwithstanding anything herein to the contrary, (a) Buyer's exclusive remedy for any breach of this Agreement by the Seller Parties prior to the Closing shall be its right to the Deposit as contemplated in
Section 3.3 and, if applicable, the Break-Up Fee or Expense Reimbursement as contemplated by Section 10.2(d); provided, however, such amounts shall be due and payable only under the terms and conditions described therein, and (b) subject to Section 3.3, Seller's exclusive remedy for any breach of this Agreement by Buyer (or against any of Buyer's Affiliates in conjunction with this Agreement) prior to the Closing shall be its right to the Deposit as contemplated in Section 3.3; provided, however, such amount shall be due and payable only under the terms and conditions described therein. Notwithstanding anything in this Agreement to the contrary, the provisions set forth in this Section 13.2 shall survive the termination of this Agreement.

                                   ARTICLE 14

                                  MISCELLANEOUS

         14.1 EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties set forth in Articles 4 and 5 of this Agreement shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date except with respect to any representations made in connection with the calculation of the Working Capital Adjustment in which case the date the Working Capital Adjustment is paid shall be the operative date of termination, and all liability of the parties hereto with respect to such representations and warranties shall thereupon be extinguished. Except as specifically provided for in this Agreement, all covenants and agreements of the parties hereto set forth shall continue in effect until such time as any such obligation has been fulfilled or waived by the other party to this Agreement; PROVIDED HOWEVER, that nothing in this sentence shall prevent Seller or any of its Affiliates from consummating a complete liquidation.

         14.2 DISCLAIMER OF PROJECTIONS, ETC. Seller makes no representation or warranty to Buyer except as specifically made in this Agreement. In particular, Seller makes no representation or warranty to Buyer with respect to the contents of Seller's descriptive materials and management presentations to Buyer or the data room made available to Buyer, including the certainty or accuracy of any financial projection or forecast delivered by or on behalf of Seller to Buyer. Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties,
(c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (d) it shall have no claim against Seller with respect thereto.

                                   ARTICLE 15

                             POST-CLOSING COVENANTS

         15.1 DELIVERY OF FUNDS AND OTHER ASSETS COLLECTED BY SELLER; POWER OF ATTORNEY. Following the Closing, to the extent Seller receives any funds or other assets in payment of accounts receivable, or in connection with any other Transferred Assets, sold to Buyer pursuant hereto, Seller shall immediately deliver such funds and assets to Buyer and take all steps necessary to vest title to such funds and assets in Buyer. Seller hereby designates Buyer and its officers as Seller's true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Buyer any checks, notes or other documents included in the Transferred Assets or received by Seller in payment of or in substitution or exchange for any of the Transferred Assets. Seller hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Buyer from time to time any documents or instruments reasonably requested by Buyer to evidence such power of attorney.

         15.2 CHANGE OF NAME OF SELLER. Immediately upon the occurrence of the Closing, Seller shall cease using, and thereafter refrain from using, the name "Binnings Building Products, Inc." and all derivatives thereof, and as soon as possible after the Closing, Seller will take all actions necessary to change Seller's corporate name to a name other than "Binnings Building Products, Inc." or any derivation thereof.

         15.3 NON-SOLICITATION. Seller understands that Buyer shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by Applicable Law and that Buyer would not have entered into this Agreement absent the provisions of this Section 15.3 and, therefore, for a period of one year from the Closing Date, Seller shall not, and shall cause each of ita Affiliates not to, directly or indirectly solicit, recruit or hire any of the Transferee Employees or encourage any of the Transferee Employees to leave the Business.


                                   ARTICLE 16

                              AGREEMENT CONVENTIONS

         16.1 FURTHER ASSURANCES. Each party agrees, at any time and from time to time after the Closing Date, upon reasonable request from the other party, to do, execute, acknowledge and deliver, as appropriate, such further acts, deeds, assignments, transfers, conveyances, assumptions, and powers of attorney as may reasonably be required for (a) the better assigning, transferring, granting, conveying, assuming, assuring and confirming to such other party, or its successors and assigns, of any of the assets, properties or liabilities to be assigned to it, or (b) the reassignment or return to Seller of assets that may have been inadvertently assigned, transferred or delivered to Buyer but should not have been so assigned, transferred or delivered, in each case as provided in the Transaction Documents.

         16.2 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under the Transaction Documents shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or courier or (d) sent by facsimile transmission. All such notices, requests, demands, waivers and other communication shall be deemed to have been received
(i) if by personal delivery, upon delivery, (ii) if by certified or registered mail, on the third business day after the mailing thereof, (iii) if by next-day or overnight mail or courier, on the business day after such mailing, (iv) if by facsimile, three hours after the sender receives a fax confirmation, unless the fax is sent after 5:00 p.m. on a business day or on a non-business day, in which case it shall be deemed received on the next business day.

         If to Buyer:

                  PGT Industries, Inc.
                  Landerbrook Corporate Center One

                  Suite 280
                  5900 Landerbrook Drive
                  Mayfield Heights, Ohio   44124
                  Attention:  Stephen B. Perry
                  Tel:  (440) 684-1400
                  Fax:  (440) 684-0984


         with a copy to:

                  Calfee, Halter & Griswold LLP
                  1400 McDonald Investment Center
                  800 Superior Avenue
                  Cleveland, Ohio   44114-2688
                  Attention:  Ronald H. Neill, Esq.
                  Tel:  (216) 622-8200
                  Fax:  (216) 241-0816


         If to Seller, to:

                  Binnings Building Products, Inc.
                  6500 Brooktree Road
                  Suite 101
                  Wexford, PA  15090
                  Attention:  Joseph Dominijanni
                  Tel:  (724) 940-2330
                  Fax:  (724) 940-2340

         with a copy to:

                  Binnings Building Products, Inc.
                  860 Boardman-Canfield Road
                  Suite 107
                  Boca Building
                  Boardman, Ohio 44512
                  Tel:  (330) 965-9910
                  Fax:  (330) 965-9915
                  Attention:  Jonathan Schoenike, Esq.

and
                  Squire, Sanders & Dempsey L.L.P.
                  Two Renaissance Square
                  40 North Central Avenue, Suite 2700
                  Phoenix, AZ  85004-4498
                  Attention:  Jordan A. Kroop, Esq.

                  Tel:  (602) 528-4024
                  Fax:  (602) 253-8129

or, in each case, to such other address as may be specified in writing to the other parties.

         Any party may give any notice, instruction or communication in connection with the Transaction Documents using any other means (including telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions, or communications are to be delivered by giving the other parties to the Transaction Documents notice thereof in the manner set forth in this Section 16.2.

         16.3 ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other party hereto provided that Buyer may assign its rights and obligations hereunder to an entity formed by Buyer to own or operate the Business. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective successors, heirs and permitted assigns.

         16.4 ENTIRE AGREEMENT; AMENDMENT; GOVERNING LAW. The Transaction Documents (together with the Exhibits and Schedules thereto) embody the entire agreement and understanding between the parties hereto with respect to the subject matter thereof. The Transaction Documents may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. The Transaction Documents shall be construed in accordance with and governed by the laws of the State of Ohio as it applies to contracts to be performed entirely within Ohio.

         16.5 CONSENT TO JURISDICTION. THE BANKRUPTCY COURT SHALL HAVE JURISDICTION OVER ALL MATTERS, INCLUDING, BUT NOT LIMITED TO, ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND THE INTERPRETATION, IMPLEMENTATION AND ENFORCEMENT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY SUBMIT AND CONSENT TO SUCH JURISDICTION.

         Each of Buyer and Seller further agree that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 16.2 of this Agreement shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Bankruptcy Court, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In the event that a court should find that subject matter jurisdiction is not available in the

Bankruptcy Court, Buyer and Seller hereby agree to submit any and all disputes arising out of this Agreement to the jurisdiction and venue of the U.S. District Court for the Northern District of Ohio.

         Buyer and Seller each hereby waive any right to trial by jury of any claim, demand, action, or cause of action arising under this Agreement, the Contemplated Transactions or in any way connected with or related or incidental to the dealings between the parties in respect to this Agreement or the Contemplated Transactions whether existing or hereafter arising, and whether in contract, tort, equity or otherwise.

         16.6 SEVERABILITY. Any term or provision of the Transaction Documents that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of the Transaction Documents or affecting the validity or enforceability of any of the terms or provisions of the Transaction Documents in any other jurisdiction.

         16.7 THIRD PARTY RIGHTS. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, SHALL CONFER UPON ANY PARTY OTHER THAN THE PARTIES HERETO OR THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS, ANY RIGHTS, REMEDIES, OBLIGATIONS OR LIABILITIES UNDER OR BY REASON OF THIS AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT.

         16.8 RELIANCE ON COUNSEL AND OTHER ADVISORS. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into the Transaction Documents. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of the Transaction Documents.

         16.9 EXHIBITS AND SCHEDULES. Each of the Exhibits and Schedules referred to in the Transaction Documents and attached thereto is an integral part of the Transaction Documents and is incorporated in the respective Transaction Documents by this reference.

         16.10 RULES OF CONSTRUCTION. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) references in the singular or to "him," "her," "it," "itself," or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be; (d) the use of the word "including" shall mean including, without limitation, with regard to the items listed thereafter; (e) provisions apply to successive events and transactions; (f) references to Articles, Sections, Schedules and Exhibits in a Transaction Document shall refer to Articles, Sections, Schedules and Exhibits of that Transaction Document, unless otherwise specified; (g) the headings in the Transaction Documents are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the respective Transaction Documents or any provision thereof; (h) the Transaction Documents shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused the Transaction Documents to be drafted; (i) the use of the term "specific" in relation to a subject means relating exclusively to that subject; and (j) references to "commercially reasonable efforts" in the Transaction Documents shall require the efforts that a prudent person desirous of achieving a commercially reasonable result would use in similar circumstances to achieve a result within a commercially reasonable time.

         16.11 COUNTERPARTS. The Transaction Documents may be executed in several counterparts (and by facsimile), each of which shall be an original, but all of which shall constitute one instrument.

                           SIGNATURE PAGE TO FOLLOW

         IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

                           PGT INDUSTRIES, INC.


                           By:
                              -----------------------------------
                              Name:
                              Title:


                           BINNINGS BUILDING PRODUCTS, INC.


                           By:
                              -----------------------------------
                              Name:  Joseph Dominijanni
                              Title:  President and Chief Executive Officer


         BY EXECUTING THIS AGREEMENT, AMERICAN ARCHITECTURAL PRODUCTS CORPORATION GUARANTEES THE PERFORMANCE BY SELLER OF ITS OBLIGATIONS SOLELY UNDER SECTIONS 3.6, 10.1(C) AND 10.2(D) AND ARTICLES 9 AND 15 OF THIS AGREEMENT.


                           AMERICAN ARCHITECTURAL PRODUCTS CORPORATION


                           By:
                              -----------------------------------
                              Name:  Joseph Dominijanni
                              Title: President and Chief Executive Officer